EXHIBIT 99.1

BLAST ENERGY SERVICES RECEIVES $0.5 MILLION ADVANCE ON
SETTLEMENT AGREEMENT FROM HALLWOOD

Houston, TX – July 8, 2008 – Blast Energy Services (OTC: BESV) announced today that Hallwood Energy, LP and Hallwood Petroleum, LLC (“Hallwood”) has paid a $500,000 advance on their cash obligation under the terms of the settlement agreement signed in
April 2008.  As agreed, in return for this advance payment, Blast will extend its suspension of  any legal action against Hallwood until September 30, 2008.

Under the terms of the settlement agreement, Hallwood has agreed to pay to Blast’s wholly-owned subsidiary Eagle Domestic Drilling Operations (“Eagle”) $2.0 million in cash and issue $2.75 million in equity from a pending major financing. Hallwood has also irrevocably forgiven approximately $1.65 million in payment obligations previously owed by Eagle. Blast has been advised that for the past few weeks, Hallwood has been meeting with potential investors in Europe in anticipation of their initial public offering on the London Alternative Investment Market.

Should Hallwood successfully complete their major financing and satisfy their settlement obligations to Eagle, the parties and their affiliates will be fully and mutually released from all and any claims between them. This settlement agreement has been approved by both companies’ board of directors but is subject to the approval of the U.S. Bankruptcy Court for the Southern District of Texas and Laurus Master Fund, Ltd., one of Blast’s creditors.

Should Hallwood be unable to complete their major financing and fund the full amount of the settlement by September 30, 2008, Eagle will immediately resume their legal actions against Hallwood and the $500,000 advance will not be credited against any future judgment or settlement amounts.

In a related matter, the trial date in Blast’s case pending against Quicksilver Resources, Inc. remains scheduled for September 15, 2008. Blast’s counsel continues to prepare for trial and gather evidence in support of its claim through depositions and document production.  The damage model for this case involves termination damages for three separate IADC drilling contracts, two of which include liquidated damage provisions of approximately $10 million each.

Down-hole Solutions

Blast has been informed by its partner, Reliance Oil and Gas, that they have received funding to drill a five-well program in Central Texas. Reliance plans to drill these wells during the month of July 2008 and then plans to deploy Blast’s fluid jetting rig to laterally drill and complete these wells during August 2008.  Reliance’s personnel have prior experience specifically applying down-hole jetting processes, which we believe will substantially improve the commercial viability of the Blast lateral jetting process.

Satellite Services

Meanwhile,  the newly-designed demonstration remote monitoring unit is expected to be delivered to Blast’s Houston office by mid-July 2008 and demonstrations to potential customers in the energy sector are expected to begin shortly thereafter.  This unit has been built to provide monitoring and control of multiple sensors using standard and proprietary radio protocol controlled applications that are currently being used in pipeline and oil field operations.

Blast believes there is a substantial opportunity in the energy industry to consolidate the remote monitoring and control of sensor networks and to provide immediate notification to key personnel by interfacing seamlessly with a customer’s existing communication network. We expect our new remote server application will allow us to expand the growth opportunities of our existing satellite services business.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include risk factors including but not limited to: the likelihood that the customer lawsuits result in meaningful proceeds, the ability to raise necessary capital to fund growth, adequate liquidity to manage operations and debt obligations, the introduction of new services, commercial acceptance and viability of new services, fluctuations in customer demand and commitments, pricing and competition, reliance upon lenders, contractors and vendors, the ability of Blast Energy Services’ customers to pay for our services, together with such other risk factors as may be included in the Company's filings on its periodic filings on Form 10-K, 10-Q, and other current reports. Blast Energy Services, Inc. takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Blast.

CONTACTS:                       Blast Energy Services, Inc.
John MacDonald
(281) 453-2888 or
(713) 725-9244
e-mail: jmacdonald@blast-es.com